Exhibit 99.03

Transcript of the questions and answers session immediately following Registrant’s investor and analyst conference call on April 16, 2003, presenting the preliminary results for the quarter ended March 31, 2003.

Operator:  Thank you, Mr. Gargus.  The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are joining us today using a speaker phone, please make sure your mute function is turned off to allow your signals to reach our equipment.  We will proceed in the order that you signal us, and we’ll take as many questions as time permits.  Once again if you have a question or a comment, it’s star one.  Now, we’ll pause a moment to assemble a queue.

We will take our first question from Michael Masdea.

(Jeff Yeman):  Hi, guys, it’s (Jeff Yeman) for Michael.  When you look at your PC/DVI business, it sounds like it’s going to be certainly below $8 million in the second quarter.  You guys are expecting growth in the second half, especially on the bundling, potentially by a large OEM.  Could you give us some help as to where that number could be in September and December?  I mean, are we talking $10 million dollars plus, or $1 million  with that kind of roll-out?

Robert Gargus:  Michael, this is Bob here.  We would probably have it growing modestly in Q3, and then probably growing in the 8 to 10 percent range in the fourth quarter.  The ramp and magnitude are a function of how fast the OEM’s will ramp on all-digital bundles, and we’ll have more visibility on that by the end of the second quarter, so it’s a little bit of a guess at this point in time.

 (Jeff Yeman):  And then in the storage market, could you help us out with the SATA versus parallel ATA, versus fiber channel, where that split is roughly now? And where you think that would be, I guess…

Robert Gargus:  We don’t break down the split, Michael, but we can probably say that  more than half; probably about 60 percent roughly, is the SATA product family.  And the fiber channel will continue to grow, but the parallel ATA is probably going to stay flat or go down over time.

(Jeff Yeman):  And on SATA, when we see (Via and SIS and Intel and everyone integrated into the Sringdale chip set  this does not represent any new surprises for you?  Do you guys feel pretty confident in your ability to grow that business?

Steve Tirado:  Yes, this is Steve – absolutely.  I mean, all of that was factored into our thinking from day one.  We knew integration was going to occur, and we had already factored that into all of our guidance and all of our plans.  So we think there can be pretty healthy growth, looking out towards the rest of this year.

(Jeff Yeman):  Thank you.

Operator:  We’ll move next to Rui Cardoso, with RBC Capital Markets.

Rui Cardoso:  Hi, good afternoon.  Good job on the quarter.  Looking at serial ATA, if you look at other opportunities there, you talked about serial ATA as kind of the entry standard for optical drives, and also the sale of physical layer chips.  Could you give us a sense of when you expect to see any significant revenues from those kinds of opportunities?

Steve Tirado:  You know, probably towards the end of this year, we’ll start to see some, but a lot of that will happen in 2004.  We have a lot of folks in the optical space who are doing some integration into their SOC’s, and so it will take a little bit of time for that to occur.  We do have some vendors who are a little bit more aggressive and are going ahead into production this year with discreet components, but that’ll take a little bit of time.

The one project, however, that we thought was pretty exciting was the storage solution provider that we did a project for, because that’s driving a fair amount of licensing and chip revenues, and we expect to see more Serial ATA adoption in the enterprise than I think many of the analysts are projecting.  SATA’s price, performance, reliability and all of the other things that are looked at in that segment are very reasonable, relative to the alternatives in fiber channel or SCSI.  Especially when you consider those solutions cost anywhere from two to three times what you’ll pay for an equivalent serial ATA solution.

Rui Cardoso:  And just to follow on, if you could go into a bit more detail on the bundling side, for the PC/DVI side.  Can we assume that this would be kind of a high-end bundled PC, where the transmitter might be on a graphics card already? Or could you see add on card sales pick up as well?

Steve Tirado:  This is all really predicated on and built around the success of the Intel integrated chip set selling today, like the 845-G’s.  A lot of this is going to go into the commercial segment, some consumer, but in the commercial market, the graphics performance of the integrated graphics chipset is absolutely adequate.  DVI is not integrated in that case, and so the discrete component is required.

And then finally, the PC market is realizing that a lot of what Apple realized two years ago is absolutely the right architecture.  In other words, why pay all those extra dollars on the panel side when, if you go to an all-digital solution, you can dramatically lower costs? We estimate that the OEM’s can save anywhere from $8 to $10 dollars by going with an all-digital solution.  And they’ve done their own analysis now and they’ve concluded the same.  So what the market needed, however, was enough volume of panels out there in order for them to be able to then go ahead and bundle and take the cost reduction.  So we’re well on our way with that; we’re very excited about it, and it will absolutely change the dynamic in the PC market.

Rui Cardoso:  OK, that’s great.  Thank you.

Operator:  We’ll move next to Elvira Scotto with Needham & Company.

Elvira Scotto:  A couple of questions.  On the serial ATA, can you give us a little more color here? This has been a slower than expected drive availability, but I think in your early comments you stated that backlogs – you’re starting to see greater visibility in this area in terms of availability, it’s going to pick up.  Can you add some more color to that?

Steve Tirado:  All I can tell you, Elvira, is that based on our order backlog, the monthly run rate has gone up anywhere from 2 to as many as 5x with some of these big vendors.  And so that lets us know that the drives are finally available, or they wouldn’t be ordering like this.  I mean, the amount of product sitting in channel or sitting with OEM’s is kept absolutely to a bare minimum.  So every time we see a jump in demand, we know it’s because there’s real demand at the end user level.

Elvira Scotto:  OK, that sounds great.  What about in terms of competition? Are you seeing anything keyed up there?

Steve Tirado:  You know, on the host controller side, we just haven’t had stiff competition.  There have been some benchmark studies that have been done by independent groups, which I talked about earlier, that are showing we have a clear performance advantage.  But to be honest, most of the other solutions out there – and there aren’t very many of them – really still aren’t working at the level they need to work in order for any of these guys to commit mass production to.  So we’re getting really the lion’s share of the early production here.

Elvira Scotto:  Good job, guys.

Steve Tirado:  Thanks.

Operator:  We will go back to Rui Cardoso.

Rui Cardoso:  Just a follow-up.  On HDMI, did you recognize any revenues in the quarter? And can you give us a sense if that’s on track still for late Q2, to start seeing some good revenues ramp there?

Robert Gargus:  Rui, two things.  One, we recognized licensing revenue on the 14 licenses at $15 grand a pop.  And second, we will be shipping production HDMI parts this quarter, so we will start to see revenue there on the HDMI side.

Steve Tirado:  To date we have done a little bit of very early HDMI shipments, but it’s really Q2 when this is going to start up, and then it will really start to ramp in Q3 and Q4.  Although again, as we’ve mentioned previously, a lot of the volume this year will be around DVI with HDCP, with HDMI of course, eventually completely replacing that.

Rui Cardoso:  Are you starting to see this move down and come to the mainstream TV line, or do you think this will still be kind of a high-end TV?

Steve Tirado:  You know, right now, it’s just sweeping the high definition segment.  I mean every aspect of it – every television that’s HD capable, every set-top box, every device that’s HD capable is going to have an HDMI or DVI/HDCP solution.  Now, we know for a fact that many of the manufacturers will extend HDMI all the way down, even down to as low as $500 televising.  And one of the things we’re doing, which is one of the reasons I spent so much time talking about licensing is, we want to accelerate that move.  And so, in some cases, where, again, the solution is complementary to our product plan, we’re helping companies get HDMI even faster.

Rui Cardoso:  That’s great, thanks.

Steve Tirado:  You’re welcome.

Operator:  Moving next to Karl Motey with Wachovia Securities.

(Naresh Patel):  Hi, this is Narish Patel for Karl Motey.  Just a quick question for you.  On the PCI/DVI business, on that fall-off, what portion would you attribute to the ASP decline? And is that something that you’re going to see more in line going forward, or stabilizing in the near term?

Robert Gargus:  I think it’s going to pretty much stabilize.  I mean, while we had the 9 percent decline in average selling prices. Most of this was offset by favorable product mix.  The mix is coming from a few places.  One, we had customers shift from old product to newer product that had better margins in it.  Also, I think, a good piece of the PC business that we lost was at the low end.  So those things meant that while mathematically, we had the 9 percent drop in ASP, it didn’t translate into that big an impact on our gross margin.  I would project the ASP declines to return to the 3 to 4 percent rate for the second quarter.

Steve Tirado:  One of the things also that’s definitely going to happen is, I talked a little bit about the 1000 series receivers going out there And I didn’t describe much about why those are going to be successful.  But we have done really, just an unbelievable job in terms of robustness and signal integrity with that new family of products.  And for our customers that are very concerned about quality, especially in Japan and some of the larger OEM’s – we are going to do very, very well with that receiver set.  In fact, in this quarter, receivers really started to move in the other direction.  So a lot of what you saw in terms of decline on the PC side was, as I noted, a function of some design losses on the transmitter side.

(Narish Patel):  And do you see some type of premium for this 1000 series?

Steve Tirado:  Well, certainly are going to get higher prices, and we’ll get better margins on that generation of product.  I mean, it does things like drive cables that are 25 meters long and – there are really a lot of nice quality enhancements that position it head and shoulders above any other solution out there in the marketplace today.

(Narish Patel):  OK.  On the storage front, it seems that serial ATA is driving the improvement in visibility.  Is that straightforward?

Steve Tirado:  You know, it’s not just serial ATA although SATA is definitely improving, in terms of visibility, but we have improvement in the fiber channel space as well.  Overall we have excellent visibility.

Robert Gargus:  And I would also add that the consumer electronics that we mentioned, in order to obviously achieve the 50 percent growth rate that we have projected for Q2 a piece of that also comes from.

Steve Tirado:  Yes, the customers on the enterprise segment of fiber channel and the consumer electronics segment tend to be forthcoming with what they’re going to be doing.  They’re not always right, but at least they give us a pretty decent outlook.  And obviously, the guidance we’ve given is based on a backlog itself.  So we’re very confident on those numbers.

(Narish Patel):  OK, great.  Thanks.

Operator:  Jeremy Bunting with Thomas Weisel Partners has our next question.

Jeremy Bunting:  Thanks very much.  Could you re-iterate the growth guidance for the second quarter?

Robert Gargus:  We said that we would grow 3 to 8 percent .  What this means is that we expect double-digit growth for the IC products and a drop in the licensing revenue (from $5 million to $4 million), and that systems business will also drop from the $1 million level to about $400,000.  The net of all this is the 3-8% guidance.

I think it is important to highlight and stress that the IC product revenue is definitely on a nice growth curve.  After being flat for the last two quarters this is a good sign.

Jeremy Bunting:  Thank you.  And what is driving the backlog increase again?

Steve Tirado:  There’s three big contributors to it.  The consumer electronic, fiber channel, and serial ATA, are probably the three biggest contributions to the improved backlog.

Jeremy Bunting:  OK, thanks very much.

Operator:  Mr. Gargus, it appears we have no further questions in the queue.  I’ll turn the conference back over to you for any concluding remarks.

Robert Gargus:  I would just like to thank every one and we’ll see you again in 90 days.  Thank you.

Operator:  And that does conclude today’s teleconference.  On behalf of Silicon Image, we do thank you for your participation.